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                                                                      Exhibit 21


                        SUBSIDIARIES OF THE REGISTRANT
                        ------------------------------

Except as otherwise indicated, each of the entities identified below are wholly owned subsidiaries of the Registrant.

1.   Teleservices Technology Company, a Delaware corporation
2.   Teleservices Management Company, a Delaware corporation
3.   RMH Teleservices International Inc., a Canadian corporation
4.   RMH Interactive Technologies, LLC, a Delaware limited liability company
5. 365biz.com. GP, LLC (50% ownership interest), a Delaware general partnership